Exhibit 23.1

CONSENT OF QUALIFIED PERSON

The undersigned, Glen Kuntz, hereby states as follows:

I, Glen Kuntz, assisted with the preparation of the “Elk Creek Project Mineral Resource Summary as of February 19, 2019” (the “Mineral Resource Summary”), portions of which are extracted or summarized (the “Summary Material”) in this Quarterly Report on Form 10-Q.

I hereby consent to the reference to the Mineral Resource Summary, the Summary Material and the reference to my name and the name of the Nordmin Group of Companies in the Form 10-Q concerning the Mineral Resource Summary.

Date: May 10, 2019	By:	/S/ Glen Kuntz

	Name:	Glen Kuntz, P. Geo
	Title:	Consulting Specialist – Geology/Mining, Nordmin Engineering Ltd.